Exhibit 99.1

Investor and Public Relations Contact:

Lynn Pieper

Westwicke Partners

415-202-5678

Lynn.pieper@westwicke.com

Conceptus® Reports Fourth Quarter Financial Results and

Introduces 2013 Financial Guidance

New ACOG Practice Bulletin Highlights Hysteroscopic Sterilization for the First Time

•	Record sales of $40.7 million reflects growth of 21.5%; 23.6% constant currency Essure only

•	Record U.S. Essure® Sales grew 20.6% in the fourth quarter and 14.4% for 2012

•	2012 Adjusted EBITDA increased 100% to $28.2 million

MOUNTAIN VIEW, Calif., February 5, 2013 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading non-surgical permanent birth control method, today reported financial results for the three and twelve month periods ended December 31, 2012.

Fourth Quarter Highlights

•

Total revenues reached $40.7 million for the fourth quarter, representing 21.5% growth. U.S. sales were $32.2 million, representing19.3% growth. International sales were $8.5 million, representing 30.8% growth.

•	Gross margin was 84.1% versus 83.5% in fourth quarter 2011.

•	Operating expenses were $24.9 million for the fourth quarter of 2012, compared with $30.8 million for the fourth quarter of 2011.

•

Net income of $5.9 million, or $0.17 per fully diluted share for the fourth quarter of 2012, compared to a net loss for the fourth quarter of 2011 of $2.6 million, or ($0.08) per share. Adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the fourth quarter of 2012 were $12.9 million, an increase of 371% compared with the fourth quarter of 2011.

•

Cash, cash equivalents, investments and restricted cash were $85.3 million as of December 31, 2012, an increase of $15.9 million from September 30, 2012. During the fourth quarter, the company restricted $2.2 million of cash related to its signing of a long term lease for a new headquarters building.

•

Conceptus expanded US physician penetration by entering 427 physicians into preceptorship, certifying 288 physicians and transitioning 77 physicians to performing Essure procedures in the office setting. To date, approximately 16,000 U.S. physicians have performed an Essure procedure.

“Both our domestic and international businesses contributed to an outstanding fourth quarter financial performance. Domestic Essure sales growth continued to improve with 20.6% total growth, of which organic growth was 13.5% and growth attributable to sales in our former competitor’s accounts was 7.1%,” said D. Keith Grossman, President and Chief Executive Officer of Conceptus. “We are pleased with the progress made in our commercial execution and in the improved profitability of the company during this important transition year.”

Twelve Month Highlights

•

Total sales for the twelve months ended December 31, 2012 reached $140.7 million, representing an increase of 10.8%. U.S. sales were $109.1 million, representing 13.1% growth. Essure domestic sales increased 14.4%. International sales were $31.6 million, representing growth of 3.6%. On a constant-currency basis, international growth for 2012 was approximately 10.8%.

•	Gross profit was 83.3% of net sales in 2012, compared with 82.2% of net sales for 2011.

•

Operating expenses were $103.9 million, compared with $107.5 million for 2011. This decrease reflects a reduction in severance costs associated with the company’s former CEO, lower domestic sales headcount, and lower legal fees partially offset by increased expenses for domestic consumer marketing, and costs related to product development of the next-generation Essure device and clinical trials for the Essure TVU confirmation study.

•

Net income for 2012 was $5.4 million, or $0.16 per fully diluted share, compared with a net loss for 2011 of $7.9 million, or ($0.25) per share. Adjusted EBITDA for 2012 was $28.2 million, an increase of 100.0% compared with adjusted EBITDA for 2011 of $14.1 million.

2013 Financial Guidance

Conceptus introduces its 2013 financial guidance as follows:

•	Sales: the Company expects 2013 sales to be in the range of $155 million to $159 million. This represents a growth of 10% to 13% over sales in 2012.

•	Adjusted EBITDA: the Company expects 2013 adjusted EBITDA to be in the range of $34 million to $37 million. This represents a growth of 21% to 31% over adjusted EBITDA in 2012.

“We are excited about 2013, and our guidance reflects our anticipation that we will complete the execution improvements in our commercial operations started last year. In addition, our business may benefit from several important tailwinds this year, and we hope to position ourselves to take full advantage of the favorable environment,” commented Mr. Grossman.

ACOG Practice Bulletin

The American College of Obstetricians and Gynecologists (ACOG) published its updated Practice Bulletin on the Benefits and Risks of Sterilization to replace the previous version which published in 2003. ACOG’s practice bulletins are intended to provide OBGYNs updated information on established techniques and current clinical management guidelines. The February, 2013 bulletin provides a comprehensive review of the safety and effectiveness of all female sterilization compared with other forms of contraception and prominently features hysteroscopic tubal occlusion for the first time. Specifically, the bulletin makes two key points in support of Essure. The first point is that “hysteroscopic occlusion techniques, followed by a confirmatory HSG, have at least equal if not superior efficacy to tubal occlusion done by laparoscopy or minilaparotomy.” The second point is that “hysteroscopic tubal occlusion for sterilization has high efficacy and low procedure-related risk, cost, and resource requirement.”

Conference Call

Conceptus will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. Conference call dial-in information is as follows:

•	U.S. callers: (866) 428-9517

•	International callers: (253) 237-1155

•	Conference ID Number (U.S. and international): 87049882

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com. The webcast will be available on the Company’s Web site for 14 days following the completion of the call.

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP net income/loss with a non-GAAP measure of adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP adjusted EBITDA to GAAP net income/loss in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the only surgery-free and hormone-free permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body works with the inserts to form a natural barrier in the fallopian tubes to prevent sperm from reaching the egg. Three months after the Essure procedure, an Essure Confirmation Test is given to confirm that the inserts are in place and that the fallopian tubes are blocked, verifying that the patient can rely on Essure for permanent birth control.

The Essure procedure is 99.83% effective based on five years of follow up with zero pregnancies reported in clinical trials, making it the most effective permanent birth control available. Essure’s 10-year commercial data tracks closely with its five-year clinical results, and Essure has been proven and trusted by physicians since 2002. The Essure procedure is covered in the U.S. by most public and private insurance plans and approximately 730,000 women worldwide have undergone the procedure.

About Conceptus®, Inc.

Conceptus, Inc. is the global leader in the development and commercialization of innovative device-based solutions in permanent birth control. The Company manufactures and markets the Essure Permanent Birth Control System.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding projected sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2012, our ability to improve commercial execution and increase sales growth rates and profitability, and our ability to make the Essure procedure the standard of care in permanent birth control. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by fourth parties, litigation risks, and attempts to amend or repeal all or part of the Patient Protection and Affordable Care Act of 2010 as amended, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$40,730	$33,513	$140,731	$126,981
Cost of goods sold	6,457	5,534	23,483	22,597

Gross profit	34,273	27,979	117,248	104,384

Operating expenses:
Research and development	2,858	2,410	9,916	7,985
Selling, general and administrative	22,058	28,370	93,973	99,491

Total operating expenses	24,916	30,780	103,889	107,476
Operating income (loss)	9,357	(2,801)	13,359	(3,092)
Interest and other income (expense), net	(1,094)	(1,992)	(4,625)	(6,826)

Income (loss) before provision (benefit) for income taxes	8,263	(4,793)	8,734	(9,918)
Provision (benefit) for income taxes	2,393	(2,233)	3,357	(1,982)

Net income (loss)	$5,870	$(2,560)	$5,377	$(7,936)

Basic income (loss) per share	$0.18	$(0.08)	$0.17	$(0.25)
Shares used in computing basic net income (loss)	31,867	31,241	31,545	31,204
Diluted income (loss) per share	$0.17	$(0.08)	$0.16	$(0.25)
Shares used in computing diluted net income (loss)	33,810	31,241	32,737	31,204

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2012	December 31, 2011
Cash and cash equivalents	$29,494	$42,237
Short-term investments	40,496	59,203
Accounts receivable, net	23,035	17,321
Inventories, net	5,166	4,187
Short-term deferred tax asset	11,389	4,735
Other current assets	7,240	6,655

Total current assets	116,820	134,338
Property and equipment, net	7,593	9,465
Intangible assets, net	19,568	23,092
Long-term investments	13,142	2,000
Restricted cash	2,200	—
Goodwill	16,911	16,570
Long-term deferred tax asset	65,363	75,877
Other assets	1,703	2,242

Total assets	$243,300	$263,584

Total liabilities	68,928	109,458

Common stock and additional paid in capital	331,762	317,675
Other comprehensive loss	(2,482)	(3,264)
Accumulated deficit	(154,908)	(160,285)

Total stockholders’ equity	174,372	154,126

Total liabilities and stockholders’ equity	$243,300	$263,584

Conceptus, Inc.

Reconciliation of Net Income (loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net Income (Loss), as reported	$5,870	$(2,560)	$5,377	$(7,936)
Adjustments to net income (loss):
Interest and other income (expense), net (a)	1,094	1,992	4,625	6,826
Provision (benefit) for income taxes	2,393	(2,233)	3,357	(1,982)
Amortization of intangibles (b)	901	909	3,596	3,356
Stock-based compensation (c)	1,416	3,365	6,211	8,598
Depreciation expense (d)	1,224	1,264	5,043	5,229

Adjustments to net income (loss)	7,028	5,297	22,832	22,027
Adjusted EBITDA	$12,898	$2,737	$28,209	$14,091

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP

Financial Measures To Projected GAAP Net Income

(Unaudited)

	Twelve Months Ending December 31, 2013
	From	To
Net Income Guidance	$7,025	$8,675
Estimated Non-GAAP Guidance
Interest and other income (expense), net (a)	4,818	4,818
Provision for income taxes	5,747	7,097
Amortization of intangibles (b)	3,573	3,573
Stock-based compensation (c)	7,576	7,576
Depreciation expense (d)	5,261	5,261

Adjustments to net income	$26,975	$28,325
Adjusted EBITDA	$34,000	$37,000

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and corporate headquarters and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment